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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         THREE-MONTH PERIOD
                                                                -------------------------------------
                                                                  SEPT. 30,                OCT. 1,
                                                                    1995                    1994
                                                                -------------           -------------
PRIMARY
     Net income   . . . . . . . . . . . . . . . . . . . .        $      8,327            $     34,718
                                                                 ============            ============

     Weighted average number of common
     shares outstanding during the period   . . . . . . .              49,574                  45,141

     Incremental common shares attributable
     to exercise of outstanding options,
     warrants, put options and ESPP contributions   . . .               2,067                   2,123
                                                                 ------------            ------------

          Total shares  . . . . . . . . . . . . . . . . .              51,641                  47,264
                                                                 ============            ============

     Net income per share   . . . . . . . . . . . . . . .        $        .16            $        .73
                                                                 ============            ============

FULLY DILUTED

     Net income   . . . . . . . . . . . . . . . . . . . .        $      8,327            $     34,718

     Add back:  interest expense, net of
     income tax effect, applicable to
     convertible subordinated debentures  . . . . . . . .                  --                   1,161
                                                                 ------------            ------------
                                                                 $      8,327            $     35,879
                                                                 ============            ============
     Weighted average number of common
     shares outstanding during the period   . . . . . . .              49,574                  45,141

     Incremental common shares attributable
     to exercise of outstanding options,
     warrants, put options and ESPP contributions   . . .               2,069                   2,124

     Incremental common shares attributable
     to conversion of convertible subordinated
     debentures   . . . . . . . . . . . . . . . . . . . .                  --                   4,058
                                                                 ------------            ------------

          Total shares  . . . . . . . . . . . . . . . . .              51,643                  51,323
                                                                 ============            ============

     Net income per share   . . . . . . . . . . . . . . .        $        .16            $        .70
                                                                 ============            ============
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